May 31, 1996


Board of Directors
Harding Lawson Associates Group, Inc.
7655 Redwood Boulevard
Novato, California 94945

         Re:      1995 Executive Stock Incentive Plan (the "Plan")

Gentlemen:

         We refer to the Registration Statement on Form S-8 to be filed by Harding Lawson Associates Group, Inc., formerly Harding Associates, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 200,000 shares of the Company's common stock, $.01 par value (the "Shares"), issuable under the Plan. As counsel to the Company, we have examined such questions of law and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion. On the basis of the foregoing, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the Plan, will be validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.



                                   Very truly yours,


                                   /s/ Bronson, Bronson & McKinnon LLP